Exhibit 15.4

CONSENT OF JMI LABORATORIES

JMI Laboratories hereby consents to all references to the worldwide microbiological survey (protocol #15-MOT-01) it was commissioned to prepare on behalf of Motif Bio plc and to the results of such survey (collectively, the “JMI Information”) included in this Annual Report on Form 20-F of Motif Bio plc for the year ending December 31, 2017, and to all references to JMI Laboratories as having prepared such survey. JMI Laboratories further consents to the incorporation by reference in Motif Bio plc’s Registration Statements on Registration Statements on Form F-3 (File Nos. 333-222614 and 333-222042), as amended and supplemented, filed with the United States Securities and Exchange Commission, of the JMI Information and all references to JMI Laboratories, as having prepared such survey.

/s/ Andrew Fuhrmeister
Andrew Fuhrmeister
CEO
JMI LABORATORIES
April 10, 2018